Exhibit 99.1

NEWS RELEASE 5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Kate Perez
(713) 917-2343
Pride International, Inc. Second Quarter 2009 Results
Reflect Improvement in Deepwater Segment
     HOUSTON, July 29, 2009 — Pride International, Inc. (NYSE: PDE) today reported income from continuing operations for the three months ended June 30, 2009 of $121.8 million, or $0.69 per diluted share. The second quarter results compared to income from continuing operations of $153.1 million, or $0.87 per diluted share, for the corresponding three months in 2008. Results for the second quarter of 2008 included a net after-tax gain of $11.8 million, or $0.07 per diluted share, relating primarily to the sale of the company’s platform rig fleet. Revenues during the second quarter of 2009 totaled $500.7 million compared to $541.5 million during the second quarter of 2008.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., stated, “Highlighting our second quarter financial results was the strong performance in our deepwater segment, where both utilization and average daily revenues improved compared to the first quarter. At 95% for the quarter, utilization was four points better that the previous quarter in 2009, when we had shipyard programs in progress. Six of our deepwater rigs achieved utilization of 98% or better in the second quarter, while one rig, the Pride Africa, experienced 22 days of out-of-service time to complete a standard survey. Also, higher dayrates for the semisubmersible rigs Pride South Pacific, which began a new contract in June at a dayrate of $650,000, and the Pride Brazil contributed to a modest increase in average daily revenues when compared to the prior quarter in 2009. Overall, our deepwater and midwater segments contributed 84% of total segment EBITDA in the quarter, reflecting our strong floating rig focus as we near the completion of our strategic transformation.”
     Net income for the three months ended June 30, 2009 was $124.1 million, or $0.70 per diluted share, including income from discontinued operations of $2.3 million, or $0.01 per diluted share. Net income for the three months ended June 30, 2008 was $187.4 million, or $1.06 per diluted share, including $34.3 million, or $0.19 per diluted share, of income from discontinued operations. Earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter of 2009 was $197.1 million, compared to $249.8 million for the second quarter of 2008.

     Looking forward, Raspino noted, “Out-of-service time in our floating fleet is expected to peak in the third quarter of 2009, as three rigs, the Pride North America, Pride Portland and Sea Explorer enter shipyards for maintenance and upgrades. In addition, we will be without the semisubmersible Pride Venezuela for the remainder of 2009 and into 2010 following the discovery of hull corrosion during an inspection in April 2009. The rig is currently preparing for mobilization to a shipyard for drydocking, where we will make a final assessment on repairs.”
     For the six months ended June 30, 2009, income from continuing operations was $278.3 million, or $1.58 per diluted share. The results include a net, after-tax gain of $3.2 million, or $0.02 per diluted share, relating to the sale of non-strategic assets. Net income over the same six month period totaled $283.0 million, or $1.61 per diluted share, and included $4.7 million, or $0.03 per diluted share, of income from discontinued operations. The results compared to income from continuing operations for the six months ended June 30, 2008 of $288.5 million, or $1.63 per diluted share, which included a net after-tax gain of $22.9 million, or $0.13 per diluted share, resulting from the sale of non-strategic assets. Net income during the six month period in 2008 was $427.3 million, or $2.40 per diluted share, including $138.8 million, or $0.77 per diluted share, of income from discontinued operations. Revenues for the six months ended June 30, 2009 were $1,050.0 million compared to $1,081.6 million for the corresponding six months in 2008.
     In addressing the current business climate, Raspino noted, “Midwater and jackup rig segments remain weak around the world as available capacity builds, but the deepwater segment has demonstrated a stronger state, especially for those rigs with ultra-deepwater capabilities. The improvement in average crude oil prices, which were up 40% in the second quarter of 2009 compared to the first quarter, should provide support for exploration and production spending by our customers as we move into 2010. Current evidence implies an increasing focus by a number of our clients on new projects with start dates in the 2010 to 2012 period. The recent one year contract award for the Pride South Pacific for work offshore West Africa enables us to have the rig available once again in early 2011 when we expect increased customer spending in deepwater. The availability of this deepwater rig and several others in our fleet during the early part of the next decade, together with the addition of four ultra-deepwater drillships, provides significant opportunities for growth in earnings and shareholder value.”
     In closing, Raspino stated, “We remain focused on the separation of our mat-jackup rig business, which will complete the final step in our strategic transformation. While the significant deterioration in the worldwide economic environment and depressed drilling activity in the Gulf of Mexico region over the past 12 months have impeded our progress and made the road to separation more difficult, we expect to close the transaction in the very near future.”
     In June 2009, the company completed an offering of $500 million aggregate principal amount of 10 year senior notes bearing interest at 8.5% per year. Net proceeds from the offering totaled approximately $492 million and are expected to be used for general corporate purposes, which may include payments toward the company’s four ultra-deepwater drillships currently under construction. At June 30, 2009, cash and cash equivalents were $1,116 million. Total debt was $1,207 million, resulting in a debt-to-total-capital ratio of 20%.
     For the three months ended June 30, 2009, the company recorded cash flows from operations of $208 million, bringing cash flows for the first six months of 2009 to $375 million.

Capital expenditures for the three and six months ended June 30, 2009 totaled $261 million and $475 million, respectively. The company expects to incur total capital expenditures in 2009 of approximately $1.1 billion, with an estimated $705 million relating to the construction of four ultra-deepwater drillships. An estimated $315 million was spent on the construction program during the first six months of 2009. At June 30, 2009, approximately $1.7 billion in capital expenditures remained to complete the four-rig program.
     Deepwater Segment
     Revenues from the company’s eight deepwater semisubmersibles and drillships improved 7% during the second quarter of 2009 to $234.8 million compared to $218.5 million in the first quarter of the year, with both utilization and average daily revenues higher. Earnings from operations increased 19% to $126.0 million during the second quarter of 2009 compared to $105.5 million during the first quarter of the year, while EBITDA was $145.1 million, 17% better than $124.3 million over the same comparative period. During the second quarter of 2009, the deepwater segment accounted for 63% of total segment EBITDA. Segment utilization improved to 95% during the second quarter of 2009, up from 91% during the first quarter of the year when the Pride Brazil completed a survey and upgrade and the Pride North America used nine days to complete maintenance and repairs. The second quarter improvement in utilization was partially offset by 22 days of out-of-service time on the drillship Pride Africa, which completed a survey. Average daily revenues for the segment increased to $338,500 in the second quarter of 2009 from $334,900 during the preceding quarter of the year, due in part to a dayrate increase in June on the semisubmersible rig Pride South Pacific to $650,000 from a previous dayrate of $428,300.
     Although recent crude oil prices have improved close to 90% since declining below $35 per barrel in February 2009, many customers remain cautious in securing additional near-term rig time in deepwater exploration and production drilling. The higher average crude oil price experienced during the second quarter of 2009, if sustained, is expected to benefit deepwater activity over the next 12 to 24 months. Customer inquiries and formal tenders for deepwater rig requirements have trended higher during the second quarter of 2009, relative to levels seen during late 2008. The large majority of inquiries and tenders address deepwater exploration and field development projects with commencement dates in 2010 to 2012. These projects are globally diverse, including expected rig requirements in Mexico, Brazil, India, Angola and Australia, with average contract durations expected to range from two to five years. These incremental deepwater rig needs, along with the continued execution of projects in progress, are expected to keep the industry’s deepwater fleet at or near full utilization for the immediate future, with dayrates for units capable of operating in greater than 7,000 feet of water displaying resilience to short-term oil price fluctuations. At June 30, 2009 the company had 91% of the available rig days in its deepwater segment under contract in the final two quarters of 2009, 89% in 2010 and 81% in 2011.
     Midwater Segment
     Revenues from the company’s six midwater semisubmersibles were $113.7 million during the second quarter of 2009 compared to $131.8 million during the first quarter of the year. Over the same comparative period, earnings from operations and EBITDA declined to $37.5 million and $48.7 million, respectively, compared to $59.6 million and $71.1 million, respectively. Segment EBITDA accounted for 21% of total segment EBITDA in the quarter. The reduced segment financial results were driven predominately by lower utilization, which fell to 82% in the second quarter of 2009 from 92% during the preceding quarter of the year, reflecting the out-of-service time on the semisubmersible rig Pride Venezuela following the detection of hull corrosion in April and the mutually agreed termination of the rig’s contract to allow for evaluation and repair. Over the past 60 days, temporary repairs have been completed on the hull. Preliminary estimates indicate permanent hull repairs and other planned maintenance could cost in the range of $50 million to $60 million, and up to 200 days to complete. The rig is expected to arrive at a shipyard during the third quarter where a final assessment on repairs will be completed. The Pride Venezuela is expected to be idle for the remainder of 2009. The contract termination led to a decline in average daily revenues in the second quarter of 2009 to $253,800 compared to $265,000 during the first quarter of 2009.
     Near-term contract opportunities remain limited for midwater units around the world, resulting in a growing number of idle rigs, which totaled eight at June 30, 2009, up from four at December 31, 2008. The pervasive economic uncertainty, which has caused a number of customers to postpone drilling programs, is expected to result in an increased number of idle midwater units over the course of 2009, while the subleasing of rig time by customers remains active. The company’s semisubmersible rig Pride South Seas is expected to complete a drilling program offshore South Africa in September. The increasing idle time and active subleasing market are expected to lead to a more challenging dayrate environment through 2009 and into 2010. The company has 68% of the available rig days contracted in the last two quarters of 2009, 67% in 2010 and 63% in 2011.
     Independent Leg Jackup Rig Segment
     The company’s independent-leg jackup segment, composed of seven units, reported revenues of $70.2 million during the second quarter of 2009 compared to $78.4 million during the preceding quarter of 2009. Earnings from operations were $30.6 million compared to $39.9 million over the same comparative period. Segment EBITDA was $37.6 million during the second quarter of 2009 compared to $46.9 million during the first quarter of the year. Lower utilization and average daily revenues contributed to the reduced financial performance. Utilization declined to 92% in the second quarter of 2009 from 98% in the preceding quarter of the year, due chiefly to out-of-service time on the Pride Tennessee for a planned survey, while average daily revenues declined to $119,400 from $126,500 over the same comparative period, following commencement of a 124-day contract extension on the Pride Wisconsin at a reduced dayrate of $105,000 compared to the previous dayrate of $129,000.
     Idle capacity among independent leg jackup rigs operating internationally continues to build, with worldwide fleet utilization declining to approximately 82% at June 30, 2009, down from 93% at December 31, 2008. Dayrates for standard jackup rigs continue to decline as customers, especially in the Middle East, Asia and West Africa, reassess rig needs over the near- to intermediate-term. At the same time, jackup rig supply continues to build as new units complete construction, most without contracts. A total of 12 jackups were added to industry supply over the first six months of 2009, with another 17 units expected during the second half of the year. An estimated 11 units that have completed construction are presently idle in various yards in the Far East. Improving crude oil prices, if sustained, are expected to encourage incremental customer demand in 2010, but an imbalance between jackup rig supply and demand is expected to persist for the immediate future, resulting in lower average dayrates, relative to the dayrates achieved over the past 24 months. The company’s jackup rig Pride Wisconsin is expected to conclude its current drilling assignment offshore Mexico in late-August.
     Mat-Supported Jackup Rig Segment
     Revenues from the company’s mat-supported jackup rig segment, composed of 20 rigs, were $56.5 million during the second quarter of 2009 compared to $90.3 million during the previous quarter. Segment activity continued to decline during the second quarter with two out of 20 rigs idle and eight rigs cold stacked for the entire period and an additional two units idle for a substantial portion of the quarter, resulting in a utilization level of 35%. Utilization during the first quarter of 2009 was 50%. The decline in activity during the second quarter contributed to a loss from operations of $14.7 million compared to income from operations during the first quarter of 2009 of $6.8 million. EBITDA during the second quarter of 2009 was $0.2 million compared to $21.0 million during the previous quarter in 2009. Average daily revenues were $89,000 compared to $100,000 over the same comparative period.
     Drilling activity in the U.S. Gulf of Mexico has fallen to historically low levels, with fewer than 20 jackup rigs under contract at mid-July 2009. Low natural gas prices, the inability of some customers to access the capital required to fund exploration and production programs in the region and the reallocation of client resources to more attractive drilling opportunities have contributed to the depressed activity. Absent a meaningful improvement in commodity prices and access to capital, the depressed activity level is expected to persist for the remainder of 2009 and possibly into 2010. Although 16 jackup rigs have been stacked in the U.S. Gulf of Mexico in 2009 and another four units have been permanently removed from service, jackup dayrates remain depressed.
     Incremental jackup rig requirements in Mexico are expected as Petroleos Mexicanos (PEMEX) evaluates new field exploration and production projects. Many of these potential projects are expected to require jackup rigs with advanced capabilities, such as water depth ratings of 250 feet and greater. At June 30, 2009, the company had six mat-supported jackup rigs in Mexico, with four units under contracts that are expected to expire between August and October 2009. Two idle jackup rigs, the Pride Arkansas and Pride Nebraska, have recently been mobilized to the U.S. Gulf of Mexico where they have been cold stacked until activity improves. PEMEX is currently reviewing jackup needs to determine if there is additional work for the four mat-jackup rigs with contracts expiring in 2009.
     Third Quarter 2009 Earnings Guidance
     Planned out-of-service time on the Pride North America, Pride Portland and Sea Explorer, in combination with lower expected activity on the Pride South Seas following the expected completion of a contract, and persistent weakness in the mat-jackup segment are expected to contribute significantly to an estimated $75 million to $80 million decline in third quarter 2009 revenues compared to revenues during the second quarter. The expected decline in revenues should be partially offset by an estimated $25 million to $30 million reduction in operating costs, resulting in expected third quarter 2009 earnings of approximately $0.38 to $0.43 per fully diluted share.
     Pride International, Inc., headquartered in Houston, Texas, operates a fleet of 44 rigs, including two deepwater drillships, 12 semisubmersible rigs, 27 jackups and three managed deepwater rigs. The company also has four ultra-deepwater drillships under construction.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, July 30, 2009 to discuss results for the second quarter of 2009, recent events and management’s operational outlook. Individuals who wish to participate in the conference call should dial 913-312-1240 and refer to confirmation code 7874053 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by selecting the Investor Relations link at www.prideinternational.com. A telephonic replay of the conference call should be available after 2:00 p.m. ET on July 30 and can be accessed by dialing 719-457-0820 and referring to pass code 7874053. Also, a replay will be available through the Internet and can be accessed by visiting the company’s worldwide web address. The replay options will be available for approximately 30 days.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	June 30,
	2009	2008
		(As Adjusted)
REVENUES
Revenues excluding reimbursable revenues	$494.1	$529.5
Reimbursable revenues	6.6	12.0

	500.7	541.5

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	262.1	260.5
Reimbursable costs	6.2	11.6
Depreciation and amortization	54.2	52.0
General and administrative, excluding depreciation and amortization	32.8	36.8
Gain on sales of assets, net	(0.5)	(17.6)

	354.8	343.3

EARNINGS FROM OPERATIONS	145.9	198.2

OTHER INCOME (EXPENSE), NET
Interest expense	(0.1)	(6.3)
Interest income	0.8	5.0
Other income (expense), net	(3.0)	(0.4)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	143.6	196.5
INCOME TAXES	(21.8)	(43.4)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	121.8	153.1
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	2.3	34.3

NET INCOME	$124.1	$187.4

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.69	$0.89
Income from discontinued operations	0.01	0.20

Net income	$0.70	$1.09

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.69	$0.87
Income from discontinued operations	0.01	0.19

Net income	$0.70	$1.06

SHARES USED IN PER SHARE CALCULATIONS
Basic	173.5	170.2
Diluted	173.6	175.7

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Six Months Ended
	June 30,
	2009	2008
		(As Adjusted)
REVENUES
Revenues excluding reimbursable revenues	$1,028.1	$1,054.2
Reimbursable revenues	21.9	27.4

	1,050.0	1,081.6

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	532.0	525.1
Reimbursable costs	20.0	26.7
Depreciation and amortization	107.9	102.8
General and administrative, excluding depreciation and amortization	65.9	70.1
Gain on sales of assets, net	(5.4)	(17.7)

	720.4	707.0

EARNINGS FROM OPERATIONS	329.6	374.6

OTHER INCOME (EXPENSE), NET
Interest expense	(0.1)	(17.8)
Refinancing charges	—	(1.2)
Interest income	2.1	12.4
Other income (expense), net	0.7	10.0

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	332.3	378.0
INCOME TAXES	(54.0)	(89.5)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	278.3	288.5
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	4.7	138.8

NET INCOME	$283.0	$427.3

BASIC EARNINGS PER SHARE:
Income from continuing operations	$1.58	$1.69
Income from discontinued operations	0.03	0.82

Net income	$1.61	$2.51

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.58	$1.63
Income from discontinued operations	0.03	0.77

Net income	$1.61	$2.40

SHARES USED IN PER SHARE CALCULATIONS
Basic	173.4	168.4
Diluted	173.5	177.3

Pride International,Inc.
Consolidated Balance Sheets
(In millions)

	June 30,	December 31,
	2009	2008
	(Unaudited)	(As Adjusted)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,115.7	$712.5
Trade receivables, net	381.2	438.8
Deferred income taxes	23.6	90.5
Prepaid expenses and other current assets	136.2	177.4
Assets held for sale	—	1.4

Total current assets	1,656.7	1,420.6

PROPERTY AND EQUIPMENT	6,559.1	6,067.8
Less: accumulated depreciation	1,583.3	1,474.9

Property and equipment, net	4,975.8	4,592.9
INTANGIBLE AND OTHER ASSETS	73.8	55.5

Total assets	$6,706.3	$6,069.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	120.7	137.3
Accrued expenses and other current liabilities	360.8	403.4

Total current liabilities	511.8	571.0

OTHER LONG-TERM LIABILITIES	129.7	146.2

LONG-TERM DEBT, NET OF CURRENT PORTION	1,176.3	692.9

DEFERRED INCOME TAXES	188.0	258.9

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.7	1.7
Paid-in capital	2,020.1	2,002.6
Treasury stock	(15.3)	(13.3)
Retained earnings	2,691.2	2,408.2
Accumulated other comprehensive income	2.8	0.8

Total stockholders’ equity	4,700.5	4,400.0

Total liabilities and stockholders’ equity	$6,706.3	$6,069.0

Pride International, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Six Months Ended
	June 30,
	2009	2008
		(As Adjusted)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$283.0	$427.3
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of Eastern Hemisphere land rigs	(5.4)	—
Gain on sale of tender-assist rigs	—	(106.7)
Gain on sale of Latin America and E&P Services segments	—	(32.2)
Gain on sale of equity method investment	—	(11.4)
Depreciation and amortization	107.9	107.2
Amortization and write-offs of deferred financing costs	0.9	2.9
Amortization of deferred contract liabilities	(26.9)	(32.1)
Gain on sales of assets, net	(5.4)	(17.7)
Deferred income taxes	(5.4)	30.1
Excess tax benefits from stock-based compensation	(0.1)	(6.4)
Stock-based compensation	17.9	12.4
Other, net	0.4	1.8
Net effect of changes in operating accounts	0.8	(92.8)
Change in deferred gain on asset sales and retirements	4.9	(20.4)
Increase (decrease) in deferred revenue	(9.1)	(8.0)
Decrease (increase) in deferred expense	11.1	5.8

NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES	374.6	259.8
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(474.7)	(506.6)
Proceeds from dispositions of property and equipment	0.8	0.8
Proceeds from the sale of Eastern Hemisphere land rigs, net	9.6	—
Proceeds from sale of tender-assist rigs, net	—	210.8
Proceeds from sale of platform rigs, net	—	64.5
Proceeds from sale of equity method investment	—	15.0
Proceeds from insurance	13.9	—

NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES	(450.4)	(215.5)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(15.2)	(522.0)
Proceeds from debt borrowings	498.2	68.0
Debt finance costs	(6.0)	—
Net proceeds from employee stock transactions	1.9	19.2
Excess tax benefits from stock-based compensation	0.1	6.4

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	479.0	(428.4)
Increase (decrease) in cash and cash equivalents	403.2	(384.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	712.5	890.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,115.7	$506.3

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(In millions)

	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Deepwater revenues:
Revenues excluding reimbursables	$232.4	$212.1	$206.6
Reimbursable revenues	2.4	6.4	1.6

Total Deepwater revenues	234.8	218.5	208.2

Midwater revenues:
Revenues excluding reimbursables	113.1	129.0	80.0
Reimbursable revenues	0.6	2.8	0.8

Total Midwater revenues	113.7	131.8	80.8

Independent Leg Jackup revenues:
Revenues excluding reimbursables	69.9	78.2	59.4
Reimbursable revenues	0.3	0.2	—

Total Independent Leg Jackup revenues	70.2	78.4	59.4

Mat-Supported Jackup revenues:
Revenues excluding reimbursables	55.0	87.7	142.3
Reimbursable revenues	1.5	2.6	2.3

Total Mat-Supported Jackup revenues	56.5	90.3	144.6

Other	25.4	30.2	48.4
Corporate	0.1	0.1	0.1

Total revenues	$500.7	$549.3	$541.5

Earnings (loss) from continuing operations:
Deepwater	$126.0	$105.5	$106.1
Midwater	37.5	59.6	20.1
Independent Leg Jackups	30.6	39.9	27.2
Mat-Supported Jackups	(14.7)	6.8	58.6
Other	1.8	7.2	22.7
Corporate	(35.3)	(35.3)	(36.5)

Total	$145.9	$183.7	$198.2

12

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(In millions)

	Six Months Ended
	June 30,
	2009	2008
Deepwater revenues:
Revenues excluding reimbursables	$444.5	$398.4
Reimbursable revenues	8.9	4.1

Total Deepwater revenues	453.4	402.5

Midwater revenues:
Revenues excluding reimbursables	242.1	157.7
Reimbursable revenues	3.4	2.0

Total Midwater revenues	245.5	159.7

Independent Leg Jackup revenues:
Revenues excluding reimbursables	148.0	118.1
Reimbursable revenues	0.5	0.1

Total Independent Leg Jackup revenues	148.5	118.2

Mat-Supported Jackup revenues:
Revenues excluding reimbursables	142.7	289.8
Reimbursable revenues	4.1	3.9

Total Mat-Supported Jackup revenues	146.8	293.7

Other	55.6	106.9
Corporate	0.2	0.6

Total revenues	$1,050.0	$1,081.6

Earnings (loss) from continuing operations:
Deepwater	$231.5	$198.6
Midwater	97.2	47.9
Independent Leg Jackups	70.5	53.7
Mat-Supported Jackups	(7.9)	113.6
Other	9.0	31.3
Corporate	(70.7)	(70.5)

Total	$329.6	$374.6

Pride International, Inc.
Quarterly Selected Segment Metrics

	Q2 2009		Q1 2009		Q2 2008
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$338,500	95%	$334,900	91%	$298,300	96%
Midwater	$253,800	82%	$265,000	92%	$217,800	68%
Independent Leg Jackups	$119,400	92%	$126,500	98%	$112,000	83%
Mat-Supported Jackups	$89,000	35%	$100,000	50%	$87,700	86%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Quarterly Selected Segment Metrics

	Six Months Ended June 30,
	2009		2008
	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$336,800	93%	$287,200	96%
Midwater	$259,700	87%	$220,800	66%
Independent Leg Jackups	$123,100	95%	$113,800	82%
Mat-Supported Jackups	$95,400	42%	$90,500	85%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)
We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Q2 2009	Q1 2009	Q2 2008
Deepwater
Income (loss) from continuing operations	$126.0	$105.5	$106.1
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	19.1	18.8	18.4

EBITDA	145.1	124.3	124.5

Midwater
Income (loss) from continuing operations	37.5	59.6	20.1
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	11.2	11.5	10.9

EBITDA	48.7	71.1	31.0

Independent Leg Jackups
Income (loss) from continuing operations	30.6	39.9	27.2
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	7.0	7.0	6.5

EBITDA	37.6	46.9	33.7

Mat-Supported Jackups
Income (loss) from continuing operations	(14.7)	6.8	58.6
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	14.9	14.2	14.3

EBITDA	0.2	21.0	72.9

Other & Corporate
Income (loss) from continuing operations	(57.6)	(55.3)	(58.9)
Plus: Total interest expense, net	(0.7)	(1.3)	1.3
Plus: Income tax provision	21.8	32.2	43.4
Plus: Depreciation and amortization	2.0	2.1	1.9

EBITDA	(34.5)	(22.3)	(12.3)

Total Pride International Inc.
Income (loss) from continuing operations	121.8	156.5	153.1
Plus: Total interest expense, net	(0.7)	(1.3)	1.3
Plus: Income tax provision	21.8	32.2	43.4
Plus: Depreciation and amortization	54.2	53.6	52.0

EBITDA	$197.1	$241.0	$249.8